Exhibit 4.2

ADVANCED BIOHEALING, INC.

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

DATED AS OF FEBRUARY 23, 2007

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 23, 2007, by and among Advanced BioHealing, Inc., a Delaware corporation (the “Company”) and the Persons (as defined below) set forth on Exhibit A attached hereto (the “Purchasers”).

RECITALS

WHEREAS, the Company and the holders of the outstanding shares of Series A Preferred Stock (as defined below) and Series B Preferred Stock (as defined below) are parties to that certain Amended and Restated Registration Rights Agreement, entered into as of September 30, 2005 (the “Existing Agreement”);

WHEREAS, pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Purchase Agreement”), by and among the Company and certain of the Purchasers, the Company has agreed to sell and issue shares of the Company’s Series C Preferred Stock, $.001 par value per share (the “Series C Preferred Stock”) to such Purchasers;

WHEREAS, on September 14, 2006, the Company issued in favor of certain of its stockholders Warrants to Purchase Capital Stock of the Company which, as amended on the date hereof, are exercisable for the purchase of shares of the Company’s Series C-1 Preferred Stock, $.001 par value per share (the “Series C-1 Preferred Stock”); and

WHEREAS, it is a condition to the obligations of the parties to the Purchase Agreement that this Agreement amend, restate and supersede the Existing Agreement and be executed by the Company and the Purchasers.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Affiliate” means, with respect to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person).

1.2 “Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

1.3 “Common Stock” means the Company’s common stock $.001 par value per share.

1.4 “Company Securities” means all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and all other shares of the Company’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, now owned or hereafter acquired by any Purchaser, and all other securities or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for any of the foregoing.

1.5 “Control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to a particular Person means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.7 “Initiating Purchasers” means the Purchasers, other than Kevin Rakin, holding at least sixty percent (60%) of the Registrable Shares issued or issuable upon the conversion of the Series C Preferred Stock.

1.8 “Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

1.9 “Qualified Public Offering” means a firmly underwritten public offering of the Company’s Common Stock registered under the Securities Act with gross proceeds to the Company of not less than $20,000,000, at a price per share not less than three (3) times $3.61623 (as adjusted for stock splits, dividends, recapitalizations and the like effected after the date hereof) and after giving effect to which the Company’s Common Stock is listed on a U.S. national securities exchange.

1.10 “Registrable Shares” means (a) the shares of Common Stock into which each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series B Preferred Stock and Series A Preferred Stock has been converted or is then convertible; (b) any shares of Common Stock purchased or acquired by any Purchaser on or subsequent to the date hereof; and (c) any other shares of Common Stock of the Company issued in respect of the shares described in clauses (a) and (b) above because of stock splits, stock dividends, reclassifications, recapitalizations, reorganizations or other similar events; provided, however, that shares of Common Stock that are Registrable Shares shall cease to be Registrable Shares (x) upon any sale by the holders thereof pursuant to a Registration Statement or Rule 144 under the Securities Act (or any successor statute) without any volume limitation applicable thereto, or (y) upon any sale in any manner to a Person which, by virtue of Section 16 hereof as of the particular date of determination, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares issued or issuable upon the conversion of the Series C Preferred Stock, the determination of such percentage shall be made by giving effect to the conversion of the Series C Preferred Stock even if such conversion has not yet been effected.

1.11 “Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors.

1.12 “Securities Act” means the Securities Act of 1933, as amended.

1.13 “Series A Preferred Stock” means the Company’s Series A Preferred Stock, $.001 par value per share.

1.14 “Series B Preferred Stock” means the Company’s Series B Preferred Stock, $.001 par value per share.

Section 2. Legend. Each certificate representing the Registrable Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

Section 3. Required Registrations.

3.1 At any time after the earlier of (a) six (6) months after the effective date of the Company’s initial public offering of its equity securities and (b) May 31, 2009, the Initiating Purchasers may request, in writing, on up to two (2) separate occasions, that the Company effect a registration on Form S-1 (or any successor form) of Registrable Shares owned by one or more Purchasers so long as the anticipated aggregate gross proceeds in any such registration are anticipated to exceed $10,000,000. If the Initiating Purchasers intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Purchasers to participate in such registration shall be conditioned on such Purchasers’ participation in such underwriting. Upon receipt of any such request from the Initiating Purchasers, the Company shall promptly give written notice of such proposed registration to all other Purchasers. Such other Purchasers shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Purchasers may request in such notice of election. All Purchasers proposing to distribute their Registrable Shares through such underwriting shall enter into an underwriting agreement with respect to such Registrable Shares in customary form with an underwriter or underwriters that is selected pursuant to Section 13 hereof. The Company shall, at its own expense and as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 (or any successor form), of all Registrable Shares that the Company has been requested to so register. If the underwriter determines that in its good faith view, marketing factors require a limitation of the number of shares to be underwritten and provides written notice of such to the holders of Registrable Shares requesting registration and the Company of such determination, then the Company shall exclude from such registration (i) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities, (ii) second, securities held by any Person with such contractual rights other than those granted under this Agreement and (iii) third, shares held by the holders of Registrable Shares pro rata among such holders on the basis of the respective number of shares of Common Stock requested to be included in such registration. If any registration statement requested pursuant to this Section 3.1 does not become effective or, after any registration statement requested pursuant to this Section 3.1 becomes effective, less than fifty percent (50%) of the Registrable Shares requested to be included in such registration have been sold thereunder, the request for such registration shall not be included as one of the registrations that may be requested pursuant to this Section 3.1 and, notwithstanding anything to the contrary contained in Section 6 hereof, shall be at the sole expense of the Company.

3.2 After its initial public offering, the Company shall use its best efforts to qualify on Form S-3 (or any successor form relating to secondary offerings, hereinafter, “Form S-3”). At any time after the Company becomes eligible to file a Registration Statement on Form S-3, in addition to the rights set forth in Section 3.1 above, the Purchasers will have the right to require the Company to effect Registration Statements on Form S-3 of Registrable Shares having a minimum anticipated gross proceeds in each registration on Form S-3 of at least $500,000; provided, however, that the Company shall not be required to effect more than three (3) such Registration Statements in any twelve (12)-month period. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all other Purchasers. Such other Purchasers shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Purchasers may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 of all Registrable Shares that the Company has been requested to so register.

3.3 If at the time of any request to register Registrable Shares pursuant to this Section 3, (a) the Company has not delayed any other registration pursuant to this Section 3 for any period of time during the preceding twelve (12) month period and (b) the Company is engaged, or has fixed plans to engage within thirty (30) days of the time of such request, in a registered public offering as to which the Purchasers may include Registrable Shares pursuant to Section 4, the Company may delay any such requested registration for up to ninety (90) days from the effective date of such offering, provided that the Company is actively employing all good faith efforts to cause the occurrence of such registered public offering, such right to delay a request to be exercised by the Company not more than once in any twelve (12) month period.

Section 4. Company Registration.

4.1 Subject to Section 4.2, whenever the Company proposes to file a Registration Statement (including, for this purpose, a registration effected by the Company for Persons other than the Purchasers) at any time and from time to time, it will, prior to such filing, promptly give written notice to all Purchasers of its intention to do so and, if the Company receives the written request of any Purchaser holding Registrable Shares within twenty (20) days after the Company provides such notice, the Company shall use its best efforts to cause all Registrable Shares that the Company has been requested by such Purchaser or Purchasers to be registered under the Securities Act to the extent necessary to permit their sale or other disposition; provided, however, that the rights set forth in this Section 4 shall not apply to Registration Statements to be filed pursuant to Section 3 hereof; and provided further that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 4 without obligation to any Purchaser resulting from such postponement or withdrawal except, for the avoidance of doubt, under Section 6 hereof.

4.2 In connection with any offering under this Section 4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the customary terms of the underwriting as reasonably agreed upon between the Company and the underwriters selected by it. If the underwriter advises the holders of Registrable Shares requesting registration hereunder that, in its good faith view, marketing factors require a limitation of the number of shares to be underwritten, then the Company shall exclude from such registration (a) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities, (b) second, securities held by any Person with such contractual rights other than those granted under this Agreement and (c) third, shares held by the holders of Registrable Shares pro rata among such holders on the basis of the respective number of shares of Common Stock requested to be included in such registration, but in no event shall the amount of Registrable Shares included in the offering pursuant to this clause (c) be reduced below thirty percent (30%) of the total amount of securities included in such offering unless such offering is the initial public offering of the Company’s securities and no other stockholder has included shares in such registration.

4.3 No registration effected pursuant to this Section 4 shall count as demands or requests for registration under Section 3 hereof.

Section 5. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

5.1 Keep each Purchaser advised of each registration and as to the completion thereof;

5.2 Prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective until the completion of the distribution;

5.3 As expeditiously as reasonably practicable, prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

5.4 As expeditiously as reasonably practicable, furnish to each selling Purchaser such reasonable numbers of copies of the Registration Statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Purchaser;

5.5 As expeditiously as reasonably practicable, use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Purchasers shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Purchasers to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Purchaser; provided, however, that the Company shall not be required in connection with this Section 5.4 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction where it is not conducting business;

5.6 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Purchaser participating in such underwriting shall also enter into and perform its obligations under such an agreement;

5.7 Promptly notify each selling Purchaser of Registrable Shares covered by such Registration Statement, and each underwriter, if any, after it shall receive notice thereof, of the time when such Registration Statement has become effective or such supplement to any prospectus forming a part of such Registration Statement has been filed;

5.8 Promptly notify each selling Purchaser of Registrable Shares covered by such Registration Statement, and each underwriter, if any, of any request by the Commission for the amending or supplementing of such Registration Statement or prospectus or for additional information;

5.9 Prepare and promptly file with the Commission each amendment or supplement to such Registration Statement or prospectus, as then in effect, as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made, and promptly notify each selling Purchaser of Registrable Shares covered by such Registration Statement, and each underwriter, if any, of each such amendment or supplement;

5.10 Promptly notify each selling Purchaser of Registrable Shares covered by such Registration Statement, and each underwriter, if any, after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use all reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

5.11 At any time when a Registration Statement is effective under the Securities Act, promptly notify each selling Purchaser of Registrable Shares covered by such

Registration Statement, and each underwriter, if any, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall promptly prepare a supplement or amendment to such prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

5.12 Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (a) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to each selling Purchaser of Registrable Shares covered by such Registration Statement and (b) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and to each selling Purchaser of Registrable Shares covered by such Registration Statement;

5.13 If the Company has delivered preliminary or final prospectuses to the selling Purchasers and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Purchasers and, if requested, the selling Purchasers shall promptly cease making offers of Registrable Shares and return all prospectuses to the Company or confirm in writing that all prospectuses have been destroyed. The Company shall promptly provide the selling Purchasers with revised prospectuses and, following receipt of the revised prospectuses, the selling Purchasers shall be free to resume making offers of the Registrable Shares;

5.14 Cause all such Registrable Shares to be listed on or included in each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

5.15 Provide a transfer agent and registrar for all Registrable Shares registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

5.16 Make available for inspection by the Purchasers, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Purchasers or such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information in each case as may reasonably be requested by the Purchasers or such underwriter, attorney, accountant or agent in connection with such Registration Statement, subject to such reasonable confidentiality requirements as may be requested the Company;

5.17 Permit a Purchaser, if such Purchaser reasonably believes, after consultation with counsel, such Purchaser might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement;

5.18 In the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order; and

5.19 Make available its senior management to participate in any “road shows” scheduled in connection with the offering of any Registrable Shares pursuant to such registration, with all reasonable out-of-pocket costs and expenses incurred by the Company in connection with such attendance and participation to be paid by the Company.

Section 6. Allocation of Expenses. The Company will pay all Registration Expenses (as defined below) of all registrations under this Agreement; provided, however, that if a registration under Section 3.1 is withdrawn at the request of the Purchasers requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known in writing to the Purchasers requesting registration after the date on which such registration was requested) and if the requesting Purchasers elect not to have such registration counted as a registration requested under Section 3.1, the requesting Purchasers shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares requested to be included in such registration. The term “Registration Expenses” shall mean all expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one (1) counsel selected by the selling Purchasers to represent the selling Purchasers (up to a maximum of $100,000), state Blue Sky fees and expenses, and the expense of any special audits or “cold comfort” letters incident to or required by any such registration, but excluding underwriting discounts and selling commissions.

Section 7. Indemnification and Contribution.

7.1 In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each selling Purchaser (including each member, manager, partner, officer and director thereof and legal counsel and independent accountant thereto), each underwriter of such seller of such Registrable Shares, and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act (each, a “Purchaser Indemnified Party”) against any expenses, losses, claims, damages or liabilities, joint or several, to which such Purchaser Indemnified Party may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, including any of the foregoing incurred in connection with the settlement of any commenced or threatened litigation, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (i) any Registration Statement under which such Registrable Shares were registered under the

Securities Act, (ii) any preliminary prospectus or final prospectus contained in the Registration Statement, (iii) any other document delivered to such Purchaser Indemnified Party by the Company’s chief executive officer, chief financial officer or president that is delivered in connection with such registration of Registrable Shares, or (iv) any amendment or supplement thereto, or, in any of the foregoing cases, arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws or otherwise in connection with the offering covered by such Registration Statement; and the Company will reimburse such Purchaser Indemnified Party for any legal or any other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating or defending any such expense, loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Purchaser Indemnified Party in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, final prospectus, or any such amendment or supplement, in reasonable reliance upon and in conformity with information furnished (or not furnished in the case of an omission or alleged omission) to the Company, in writing, by or on behalf of such Purchaser Indemnified Party specifically for use in the preparation thereof.

7.2 In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each selling Purchaser, severally and not jointly, will indemnify and hold harmless the Company, each of the Company’s directors and officers, each underwriter, if any, each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, any other seller of Registrable Shares or any such seller’s members, managers, partners, officers and directors, and each person, if any, who controls such seller within the meaning of the Securities Act and the Exchange Act (each, a “Company Indemnified Party”; and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) against any expenses, losses, claims, damages or liabilities, joint or several, to which the Company Indemnified Party may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, including any of the foregoing incurred in connection with the settlement of any commenced or threatened litigation, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in (i) any Registration Statement under which such Registrable Shares were registered under the Securities Act, (ii) any preliminary prospectus or final prospectus contained in the Registration Statement, (iii) any other document delivered to such Company Indemnified Party by such selling Purchaser that is delivered in connection with such registration of Registrable Shares, or (iv) any amendment or supplement to the Registration Statement, or, in any of the foregoing cases, arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and each such seller of Registrable Shares will reimburse the Company Indemnified Party for any legal or any other expenses reasonably incurred by the Company Indemnified Party entitled to indemnification in connection with investigating or defending any such loss, claim, damage, liability or action if, and solely to the extent that, the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration

Statement, prospectus, document, amendment or supplement; provided, however, that the obligations of each such Purchaser hereunder shall be limited to an amount equal to the net proceeds received by such Purchaser in connection with such offering of such Registrable Shares; provided, further, however, that no such Purchaser will be liable for any amount paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

7.3 Each Indemnified Party entitled to indemnification under this Section 7 shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party, whose approval shall not be unreasonably withheld; and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party’s ability to defend against such claim or litigation is materially impaired as a result of such failure to give notice. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

7.4 In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 7 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any expenses, losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, losses, claims, damages or liabilities to which such party may be subject in proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the

Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 7, (a) in no case shall any one (1) Purchaser be liable or responsible for any amount in excess of the net proceeds received by such Purchaser from the offering of Registrable Shares and (b) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party or parties under this Section, notify such party or parties from whom such contribution may be sought, but the omission so to notify such party or parties from contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party (other than the Company) shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

7.5 The obligations of the Company and the Purchasers under this Section 7 shall survive completion of any offering of Registrable Shares in any Registration Statement and the termination of this Agreement.

Section 8. Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 3, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

Section 9. Information by Holder. As a condition to be included in any Registration Statement, each holder of Registrable Shares included in such registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 10. Market Stand-Off Agreement. In connection with any public offering, each Purchaser, if requested by the Company and the underwriters managing such public offering, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Purchaser (other than those Registrable Shares included in the public offering) for a specified period of time determined by the Company and the underwriters following the effective date of a Registration Statement; provided, however, that:

(a) such agreement shall not exceed one hundred eighty (180) days from the effective date of such registration, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period;

(b) all Purchasers holding not less than the number of shares of Common Stock held by such Purchasers (including shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock or other convertible securities, or upon the exercise of options, warrants or other rights) and all holders of one percent (1%) or more of the Company’s voting securities and all officers and directors of the Company enter into similar agreements; provided, however, that all restrictions set forth in this Section 10 on all such Purchasers shall terminate and be of no further force or effect if any Purchaser, holder of securities, officer or director is released from, or otherwise no longer bound by, such restrictions; and

(c) such agreement shall only apply to the first such Registration Statement covering Common Stock of the Company to be sold on its behalf to the public in an underwritten offering.

Such agreement shall be in writing in a form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

Section 11. Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Purchasers holding at least a majority of the Purchasers’ Registrable Shares, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder either (a) to include securities of the Company in any registration filed under Section 3 or Section 4, (b) to make a demand registration that could result in such registration statement being declared effective prior to twelve (12) months after the Qualified Public Offering or (c) to have registration rights that are pari passu with or superior to the rights granted to the Purchasers under this Agreement.

Section 12. Rule 144 Requirements. After the earliest of (a) the closing of the sale of securities of the Company pursuant to a Registration Statement, (b) the registration by the Company of a class of securities under Section 12 of the Exchange Act or (c) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) comply with the requirements of Rule 144(c) under the Securities Act with respect to making and keeping available current public information about the Company;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares promptly after receipt of a written request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration, including, without limitation, Rules 144 and 144A.

Section 13. Selection of Underwriter. The Company shall have the right to designate the managing underwriter in any underwritten offering, except for any registration effected pursuant to Section 3, which designation shall be subject to the approval of the Purchasers holding at least sixty percent (60%) of the Registrable Shares issued or issuable upon conversion of the Series C Preferred Stock requested to be included in such offering, and which approval shall not be unreasonably withheld.

Section 14. Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving entity shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Shares” shall be deemed to be references to the securities that the Purchaser would be entitled to receive in exchange for Registrable Shares under the terms of any such merger, consolidation, or reorganization; provided, however, that the provisions of this Agreement shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving entity if all Purchasers are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act, or (iii) securities of the acquiring entity that the acquiring entity has agreed to register within ninety (90) days of completion of the transaction for resale to the public pursuant to the Securities Act.

Section 15. Successors and Assigns. Except as provided in Section 16, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto.

Section 16. Transfers of Certain Rights.

16.1 Transfer of Rights. The rights of each Purchaser under this Agreement may be transferred to a transferee or assignee of the Registrable Shares provided that the Purchaser shall, within ten (10) business days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number of Registrable Shares with respect to which such rights are being assigned. The transferee or assignee of a Purchaser’s rights and obligations hereunder shall be deemed a “Purchaser” for purposes of this Agreement.

16.2 Transferees. Any transferee of a Purchaser’s Registrable Shares shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon the Purchasers under this Agreement to the same extent as if such transferee were a Purchaser hereunder.

16.3 Subsequent Transferees. A transferee to whom rights are transferred pursuant to this Section 16 may not again transfer such rights to any other Person, other than as provided in Sections 16.1 or 16.2 above.

Section 17. Miscellaneous.

17.1 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

17.2 No Inconsistent Agreements. Without limitation of Section 11 hereof, the Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with, grants any rights equal or superior to the rights of, or violates the rights granted to the holders of Registrable Shares in this Agreement without first obtaining the prior written consent of the Purchasers holding at least a majority of the Registrable Shares.

17.3 Adjustments Affecting Registrable Shares. The Company will not take any action, or permit any change to occur, with respect to its securities that would adversely affect the ability of the holders of Registrable Shares to include such Registrable Shares in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Shares in any such registration (including, without limitation, effecting a stock split or a combination of shares).

17.4 No Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

17.5 Amendments and Waivers. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Purchasers holding at least sixty percent (60%) of the Registrable Shares issued or issuable upon the conversion of the Series C Preferred Stock; provided, however, that (a) no amendment or waiver that adversely affects the rights or increases the obligations of a particular Purchaser shall be effective without the prior written consent of such Purchaser, unless such amendment or waiver adversely affects the rights or increases the obligations of all Purchasers in a like manner; and (b) any amendment or waiver hereof that adversely changes a specified enumerated right or obligation hereunder of the Company shall not be effected without the prior written consent of the Company. Any amendment or waiver effected in accordance with this Section 17.5 shall be binding upon the Company and each of the Purchasers and their respective successors and assigns.

17.6 Specific Performance. In addition to any and all other remedies that may be available at law, in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

17.7 Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.8 Jury Trial Waiver. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement.

17.9 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, as applicable to contracts executed and delivered in Delaware between New Delaware residents and which are to be performed wholly within Delaware, without regard to principles of conflicts of law except with respect to matters of law concerning the internal corporate affairs of any corporation which is a party to or the subject of this Agreement, which matters shall be governed by the law of the jurisdiction under which such corporation derives its powers.

17.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if after normal business hours, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to a Purchaser at such Purchaser’s address as set forth on Exhibit A attached hereto, or at such other address as the Company or a Purchaser may designate by ten (10) days’ advance written notice to the other parties hereto.

17.11 Severability. If any term of provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or party thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 17.11, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

17.12 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.13 No Registration of Preferred Stock. The registration rights contained herein apply only to the Registrable Shares, and the Company shall never be obligated to register any of the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock.

17.14 Expenses. The Company shall pay, and hold the Purchasers and all holders of Registrable Shares harmless against liability for the payment of the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under, or any amendments or waivers to, this Agreement.

17.15 Entire Agreement; Amendment and Restatement of Existing Agreement. This Agreement and exhibits referred to herein constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof. All exhibits hereto are hereby incorporated herein by reference. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement amends, restates and supersedes the Existing Agreement. Each of the Company and each Purchaser that is a party to the Existing Agreement hereby expressly consents and agrees to this amendment and restatement of the Existing Agreement.

17.16 Joinder. The Company shall require any Person that acquires, at any time following the date of this Agreement, Company Securities to, upon and as a condition to such acquisition, execute a joinder pursuant to which such Person agrees to become a party to this Agreement as a Purchaser.

17.17 General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any person.

17.18 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

COMPANY:

ADVANCED BIOHEALING, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: President and Chief Executive Officer

Address:	10933 N. Torrey Pines Road
Suite 200
La Jolla, CA 92037
Attention: Kevin Rakin
Facsimile: 858-754-3805

PURCHASERS:

SAFEGUARD DELAWARE, INC.

By:	/s/ Steven I. Feder
Name: Steven I. Feder
Title: Vice President

CHANNEL MEDICAL PARTNERS, L.P.

By:	Channel Medical Management, LLC
and its General Partner

By:	Channel Medical Advisors, Inc.
its Manager

By:	/s/ Carol D. Winslow
Carol D. Winslow
Secretary

RED ABBEY VENTURE PARTNERS (QP), LP

By:	Red Abbey Ventures Partners, LLC, its
General Partner

By:	/s/ Matt Zuga
Matt Zuga
Managing Member

RED ABBEY VENTURE PARTNERS, LP

By:	Red Abbey Ventures Partners, LLC, its
General Partner

By:	/s/ Matt Zuga
Matt Zuga
Managing Member

[Signature Page to Second Amended and Restated Registration Rights Agreement]

RED ABBEY CEO’S FUND, LP

By:	Red Abbey Ventures Partners, LLC, its
General Partner

By:	/s/ Matt Zuga
Matt Zuga
Managing Member

CANAAN VII L.P.

By:	Canaan Partners VII, LLC

By:	/s/ Gregory Kopchinsky
Name: Gregory Kopchinsky
Title: Manager

HUTTON LIVING TRUST dated 12/10/96

By:	/s/ Wende Hutton
Wende Hutton, Trustee

WHEATLEY NEW YORK PARTNERS, L.P.

By:	Wheatley NY Partners, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

[Signature Page to Second Amended and Restated Registration Rights Agreement]

WHEATLEY PARTNERS III, L.P.

By:	Wheatley Partners III, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

WHEATLEY ASSOCIATES III, L.P.

By:	Wheatley Partners III, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

WHEATLEY FOREIGN PARTNERS III, L.P.

By:	Wheatley Partners III, LLC, General Partner

By:	/s/ Barry Rubenstein
Name: Barry Rubenstein
Title: CEO

OLIVER D. CURME CHILDREN’S TRUST

By:
Name:
Title:

EDWARD R. GATES AND LIORA L. GATES

/s/ Edward R. Gates

/s/ Liora L. Gates

[Signature Page to Second Amended and Restated Registration Rights Agreement]

WALTER GREENBLATT & ASSOCIATES, LLC

By:	/s/ Walter C. Greenblatt
Name: Walter C. Greenblatt
Title: Managing Director

/s/ Kevin Rakin
Kevin Rakin

[Signature Page to Second Amended and Restated Registration Rights Agreement]

ABH INVESTORS LIMITED LIABILITY COMPANY

By:	/s/ Robert Graifman
Name: Robert Graifman
Title: Managing Member

[Signature Page to Second Amended and Restated Registration Rights Agreement]

EXHIBIT A

LIST OF PURCHASERS

Safeguard Delaware, Inc.

Channel Medical Partners, L.P.

Red Abbey Venture Partners (QP), LP

Red Abbey Venture Partners, LP

Red Abbey CEO’s Fund, LP

Canaan VII L.P.

Hutton Living Trust dated 12/10/96

Wheatley New York Partners, L.P.

Wheatley Partners III, L.P.

Wheatley Associates III, L.P.

Wheatley Foreign Partners III, L.P.

Oliver D. Curme Children’s Trust

Edward R. Gates and Liora L. Gates

Walter Greenblatt & Associates, LLC

ABH Investors Limited Liability Company

Kevin Rakin